UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
FORM 5
              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

|_| Check box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue. See Instruction 1(b).
|_| Form 3 Holdings Reported
|_| Form 4 Transactions Reported

1. Name and Address of Reporting Person
   Miller, David A.
   c/o Fab Industries, Inc.
   200 Madison Avenue
   New York, New York  10016

2. Issuer Name and Ticker or Trading Symbol
   Fab Industries, Inc. ("FIT")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   01/01

5. If Amendment, Date of Original (Month/Year)

6. Relationship  of Reporting  Person(s) to Issuer  (Check all  applicable)
   ( ) Director  ( ) 10% Owner  (X) Officer (give title  below)
   ( ) Other  (specify below)

   Vice President-Finance, Treasurer and Chief Financial Officer

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|  (Instr.3,4 and 5)               |  Beneficially     |(D)or |  (Instr. 4)               |
                             |      |(Ins|                  | A/|           |  Owned at         |Indir |                           |
                             |      |tr.8)    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
                             |           |                  |   |           |  (Instr. 3 and 4) |(Ins  |                           |
                             |           |                  |   |           |                   | tr.4)|                           |
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                             |      |    |                  |   |           |                   |      |                           |
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Common Stock, $.20 par value |12/31/|    |                  |   |           |                   |      |                           |
                             |00    | A  |     234          | A |   (1)     |   891             |  I   |  By ESOP                  |
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                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If form is filed by more than one reporting person, see instruction 4(b)(v).

                                                                          (Over)
                                                                  SEC 2270(7-96)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |(In | red(A) or Dis |Date(Month/|  (Instr. 3 and 4   |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |str.| posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     | 8) | (Instr.3,4 and|Date |Expir|                    |(Instr.|ficially    |Ind|            |
                        |tive    |     |    |  5)       |   |Exer-|ation|   Title and Number | 5)    |Owned at    |ire|            |
                        |Secu    |     |    |           |   |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |    A      | D |ble  |     |                    |       |Year        |(I)|            |
                        |        |     |    |           |   |     |     |                    |       |(Instr. 4)  |(Instr. 4)      |
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Employee Stock Option   |$27.25  |7/21/ |J(6)|          |10,| (2) |4/3/  |Common Stock|10,000|       |    0       | D |            |
(right to buy)          |        |00    |    |          |000|     |06    |            |      |       |            |   |            |
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Employee Stock Option   |$13.00  |10/27/| A  | 10,000   |   | (3) |10/27/|Common Stock|10,000|       |  10,000    | D |            |
(right to buy)          |        |99    |    |          |   |     |09    |            |      |       |            |   |            |
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Employee Stock Option   |$11.0625|11/3/ |A(4)| 2,000    |   | (5) |11/3/ |Common Stock|2,000 |       |  2,000     | D |            |
(right to buy)          |        |00    |    |          |   |     |10    |            |      |       |            |   |            |
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                        |        |      |    |          |   |     |      |            |      |       |            |   |            |
                        |        |      |    |          |   |     |      |            |      |       |            |   |            |
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Explanation of Responses:

(1) Represents shares allocated under the Fab Industries, Inc. Employees Stock Ownership Plan.
(2)  2,000 shares became  exercisable on each of 04-03-96,  04-03-97,  04-03-98,
     04-03-99 and 04-03-00.
(3) 2,000 shares became exercisable on 10-27-00 and will become exercisable on each of 10-27-01, 10-27-02, 10-27-03 and 10-27-04.
(4) Issued to replace 2,000 shares of Employee Stock Options that expired on 11-2-00.
(5) 400 shares will become exercisable on each of 11-03-01, 11-03-02, 11-03-03, 11-03-04 and 11-03-05.
(6) 10,000 shares of Employee Stock Options were cancelled on 7-21-00 under the Fab Industries, Inc. 1997 Stock Incentive Plan.


                                 /s/ David A. Miller                   01/12/01
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                                 **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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